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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Georgia Bancshares, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GEORGIA BANCSHARES, INC.
100 Westpark Drive
Peachtree City, Georgia 30269

Notice of Annual Meeting of Shareholders

Dear Fellow Shareholder:

        We cordially invite you to attend the 2005 Annual Meeting of Shareholders of Georgia Bancshares, Inc., the holding company for The Bank of Georgia. At the meeting, we will report on our performance in 2004 and answer your questions. We are excited about our accomplishments in 2004 and look forward to discussing both our accomplishments and our plans with you.

        This letter serves as your official notice that we will hold the meeting on Wednesday, May 11, 2005 at 4:30 p.m. at our office located at 100 Westpark Drive, Peachtree City, Georgia 30269, for the following purposes:

  1.
  To elect four members to the board of directors; and

  2.
  To transact any other business that may properly come before the meeting or any adjournment of the meeting.

        Shareholders owning our common stock at the close of business on March 25, 2005 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at our offices prior to the meeting.

        Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.

                      By order of the board of directors,

                      Ira P. Shepherd, III
                       President and Chief Executive Officer

April 14, 2005
Peachtree City, Georgia

Georgia Bancshares, Inc.
100 Westpark Drive
Peachtree City, Georgia 30269

Proxy Statement for Annual Meeting of
Shareholders to Be Held On May 11, 2005

        Our board of directors is soliciting proxies for the 2005 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

Voting Information

        The board set March 25, 2005 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 2,972,813 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

        Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

        When you sign the proxy card, you appoint Ira P. Shepherd, III and Dale K. Geeslin as your representatives at the meeting. Unless you revoke your proxy, Messrs. Shepherd and Geeslin will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Messrs. Shepherd and Geeslin will vote your proxy FOR the election to the board of directors of all nominees listed below under "Election of Directors." We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Messrs. Shepherd and Geeslin will vote your proxy on such matters in accordance with their judgment.

        You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

        Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as "broker non-votes" with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

        We are paying for the costs of preparing and mailing the proxy materials and of reimbursing others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about April 14, 2005.

Proposal No. 1: Election of Directors

        Our articles of incorporation provide for a classified board of directors, so that, as nearly as possible, one-third of the directors are elected each year to serve three-year terms The Board proposes to elect four (4) Class II directors who will serve a three-year term expiring at the 2008 annual meeting of shareholders.

        All nominees are currently directors. We believe that the nominees will stand for election and will serve if elected as directors. If, however, any person nominated by the board of directors fails to stand for election or is unable to accept election, your shares will be voted in favor of the election of another person nominated by the board of directors. There are no cumulative voting rights in the election of directors, which means you may vote only once for a nominee.

DIRECTOR NOMINEES

Class II
(To serve a term expiring in 2008)
Malcolm R. Godwin
William R. Hancock, Jr.
Vincent M. Rossetti
Donnie H. Russell

CONTINUING DIRECTORS

Class I (Term expires in 2007) Arlie C. Aukerman Joseph S. Black Rick A. Duncan Dale K. Geeslin	Class III (Term expires in 2006) Thomas G. Sellmer Ira Pat Shepherd, III Enrico A. Stanziale James H. Webb, Jr.

        Shareholders will elect four nominees as Class II directors at the meeting to serve a three-year term, expiring at the 2008 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the four nominees receiving the highest number of votes will be elected.

        The board of directors recommends that you elect Mr. Godwin, Mr. Hancock, Mr. Rossetti, and Mr. Russell as Class II directors.

        If you submit a proxy but do not specify how you would like it to be voted, Mr. Shepherd and Mr. Geeslin will vote your proxy to elect Mr. Godwin, Mr. Hancock, Mr. Rossetti, and Mr. Russell. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Shepherd and Mr. Geeslin will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

        Set forth below is certain information about the nominees and continuing directors. Each of the nominees is also an organizer and director of our subsidiary, The Bank of Georgia.

        Malcolm R. Godwin, 49, Class II director since our formation in 2001, serves as one of our executive vice presidents and the chief operating officer of the bank. Mr. Godwin most recently served as the executive vice president and as a director of Fayette County Bank in Peachtree City, Georgia from 1995 until his resignation in February 1999, when he left to join The Bank of Georgia. Mr. Godwin previously served as the senior vice president and senior lending officer of Peachtree National Bank from 1989 until 1995 and as vice president of Wachovia Bank in Atlanta, Georgia from 1981 until 1989. He graduated from Georgia State University in 1977 and The Graduate School of Banking at LSU in 1993. Mr. Godwin has served as a member of the Tyrone Development Authority and Zoning and Planning Commission. Mr. Godwin has been a director of The Bank of Georgia since 1999.

        William R. Hancock, Jr., 48, Class II director since our formation in 2001, has been a partner in the law firm of Glover & Davis, P.A., in Peachtree City, Georgia since 1990, and a partner in F&H Investment Company, a Peachtree City real estate firm, since 1997. Mr. Hancock served on the advisory board of First Union National Bank from 1995 until 1999. He graduated from the Furman University in l978 and the University of Georgia School of Law in 1981. Mr. Hancock served as the Chairman of the City of Newnan Development Authority and is a member of the board of directors of Newnan Hospital. Mr. Hancock has been a director of The Bank of Georgia since 1999.

        Vincent M. Rossetti, 52, Class II director since our formation in 2001, is the president of Ravin Homes, Inc., a residential home building company in Peachtree City, Georgia where he has been employed since 1982. Mr. Rossetti is also the manager of MiRome, LLC, a real estate company that owns and manages office buildings. He graduated from Towson State University in 1977 with a degree in business/economics. Mr. Rossetti served on the Board of Trustees of Peachtree Regional Hospital and was President of the Midwest Georgia Homebuilders Association. He currently volunteers as a member of the board of directors of the Fayette County Family YMCA. Mr. Rossetti has been a director of The Bank of Georgia since 1999.

        Donnie H. Russell, 61, Class II director since our formation in 2001, has been the owner and president of Parham Industries, Inc., a manufactured housing sales company, since 1968. He has been very active in the community banking market. He was an organizer and director of both Fayette County Bank in Peachtree City and Commerce Bank in Atlanta, Georgia. Mr. Russell graduated from Auburn University in 1967. Mr. Russell has been a director of The Bank of Georgia since 1999.

Set forth below is also information about each of our other directors and each of our executive officers. Each director listed below is also an organizer and a director of our holding company and our bank.

        Arlie C. Aukerman, 83, Class I director since our formation in 2001, was the chairman and president of A.C. Aukerman Company, a construction firm located in Lovejoy, Georgia from 1950 until his retirement in 1993. He was a director of Fayette County Bank from 1989 until 1999. Mr. Aukerman has been a director of The Bank of Georgia since 1999.

        Joseph S. Black, 57, Class I director since our formation in 2001, serves as the vice chairman of the board of the bank and our company. Mr. Black was the president and chief executive officer of Pathway Communities, Inc. (formerly Peachtree Development Corporation), a real estate development company located in Peachtree City, Georgia for 25 years (1979-2004) and retired at year end 2004. He has started a new real estate development company, Development South Corp. Mr. Black formerly served as a director and secretary of Fayette County Bank from 1989 until 1999. Mr. Black is a 1969 graduate of North Carolina State University. He serves his community through his involvement as an executive board member of the Flint River Boy Scouts Council, and a life member of the Fayette County Chamber of Commerce. Mr. Black has been a director of The Bank of Georgia since 1999.

        Rick A. Duncan, 52, Class I director since our formation in 2001, serves as our senior loan officer and one of our executive vice presidents of the bank. Mr. Duncan has 25 years of banking experience in lending and credit administration. Mr. Duncan began his career with The Citizens & Southern National Bank of Clayton County in 1978, and he subsequently served as vice president and commercial loan officer with Tara State Bank in Riverdale, Georgia from 1983 to 1995. In 1995, Mr. Duncan joined Fayette County Bank in Peachtree City, Georgia where he served as senior vice president/senior lender and as a director until May 1999, when he left to join The Bank of Georgia. Mr. Duncan received a B.A. degree in 1975 from West Georgia College and is a graduate of the School of Banking of the South (LSU). Mr. Duncan has been a director of The Bank of Georgia since 1999.

        C. Lynn Gable, 52, joined the bank as senior vice president and chief financial officer in October 2003. Prior to joining The Bank of Georgia, he served as senior vice president and chief financial officer of Community First Bank in Carrollton, Georgia from 1997 until it was acquired by Branch Bank &Trust in July 2002. Mr. Gable operated his own financial consulting firm prior to joining Community First Bank in 1997. Mr. Gable received a B.B.A. degree in 1975 and a M.B.A. degree in 1981 from West Georgia College. He also holds a Master of Strategic Studies degree from the U.S. Army War College. He is a 2003 graduate of The Graduate School of Banking at LSU. Mr. Gable has served over 33 years as a member of the Army National Guard and currently holds the rank of brigadier general.

        Dale K. Geeslin, 48, Class I director since our formation in 2001, serves as our secretary. Mr. Geeslin is a partner in the certified public accounting firm of Tidwell Dewitt, LLC. Mr. Geeslin graduated from Auburn University in 1981 with a BSBA in accounting. He has served as Finance and Personnel Committee Chairman of the First Baptist Church of Peachtree City and Chairman of the Peer Review Executive Committee of the Georgia Society of CPA's. Mr. Geeslin has been a director of The Bank of Georgia since 1999.

        Thomas G. Sellmer, 54, Class III director since our formation in 2001, has been the owner of Sellmer Property Management, a real estate management and investment company, since its formation in 1993. Mr. Sellmer is also involved in numerous real estate ventures throughout Fayette County. He was the vice president of Southern Screen & Embroidery, Inc. prior to starting Sellmer Property Management. Mr. Sellmer graduated from the University of Tennessee in 1972. Mr. Sellmer has been a director of The Bank of Georgia since 1999.

        Ira "Pat" Shepherd, III, 57, Class III director since our formation in 2001, serves as our chief executive officer and president. Mr. Shepherd has over 30 years of experience in the financial services industry and was most recently employed as the chief executive officer and president of RegionsBank/Fayette County and its predecessor, Fayette County Bank in Peachtree City, Georgia from 1989 until 1999 when he left to join our bank. He served as the vice president and senior lending officer for Peachtree National Bank from 1986 until 1989 and as the vice president of First National Bank of Newnan from 1970 until 1986. Mr. Shepherd received his B.B.A. degree in banking and finance from the University of Georgia in 1970 and graduated from the Louisiana State University graduate school of banking in 1990. Mr. Shepherd was the State Treasurer of Georgia Ducks Unlimited and currently serves as the Secretary/Treasurer of the Fayette County Ducks Unlimited. Mr. Shepherd has been a director of The Bank of Georgia since 1999.

        Eric K. Smith, 38, has served as a senior vice president of our bank since March 2001. Prior to joining The Bank of Georgia, he served as a vice-president commercial lending with Branch Bank & Trust, in Newnan, Georgia from July 2000 until joining the bank and as senior loan originator with First Citizens Bank, FSB, in Newnan, Georgia from 1987 until First Citizens was acquired by Branch Bank & Trust in July 2000. Mr. Smith graduated from Georgia State University in 1995 with a B.A., in Marketing and graduated from The Graduate School of Banking at Louisiana State University in 2004. Mr. Smith is an associate director for the Midwest Georgia Homebuilders Association.

        Enrico A. Stanziale, 64, Class III director and chairman of the board since our formation in 2001, is the former owner and president of Amacor, Inc., a manufacturer of chemical resistant coatings. Mr. Stanziale retired from Amacor in 2000 after operating the company since its formation in 1992. Mr. Stanziale was the chairman of Fayette County Bank from 1989 until 1997. He attended Fairleigh Dickinson University from 1959 until 1964. Mr. Stanziale has been a director of The Bank of Georgia since 1999.

        James H. Webb, Jr., 58, Class III director since our formation in 2001, has been a senior partner for the law firm of Webb, Lindsey, & Wade, LLC in Peachtree City, Georgia since 1992. Mr. Webb is active in the community and is a part owner of several different businesses. He graduated from Georgia State University in 1971 and the University of Georgia School of Law in 1977. Mr. Webb has served as the president of the Fayette County Chamber of Commerce, the state chairman of Lawyers for Dole, first vice-chairman of the Sixth District Republican Party, chairman of the International Society, and general counsel for the Sixth District Republican Party. He has volunteered as the fund-raising campaign chairman of the Boy Scouts of America, chairman of the Fayette County cystic fibrosis campaign, and as a member of the governor's task force on DUI. He currently is a board member of the Fayette Community Foundation. Mr. Webb has been a director of The Bank of Georgia since 1999.

Compensation of Directors and Executive Officers

Summary of Cash and Certain Other Compensation

        The following table shows the cash compensation paid for the years ended December 31, 2002 through 2004 to our chief executive officer and each other executive officer who received total annual compensation, including salary and bonus, in excess of $100,000 in 2004.

Summary Compensation Table

		Annual Compensation(1)					Long Term Compensation
Name and Principal Position	Year	Salary			Bonus		Number of Securities Underlying Options	All Other Compensation(5)
Ira P Shepherd, III President and Chief Executive Officer	2004 2003 2002	$ $ $	154,759 141,600 140,900	(2) (3) (4)	$ $ $	58,500 20,500 45,489	35,000 1,875 14,594	$ $ $	9,347 7,267 3,375
Rick A Duncan Executive Vice President Senior Lending Officer	2004 2003 2002	$ $ $	154,759 141,400 140,900	(2) (3) (4)	$ $ $	58,500 20,500 45,489	35,000 1,875 14,594	$ $ $	9,347 7,267 3,375
Malcolm R Godwin Executive Vice President Chief Operating Officer	2004 2003 2002	$ $ $	154,759 141,400 140,900	(2) (3) (4)	$ $ $	58,500 20,500 45,489	35,000 1,875 14,594	$ $ $	9,347 6,517 3,375
C. Lynn Gable Senior Vice President Chief Financial Officer	2004 2003 2002	$ $	119,423 18,000 —		$ $	37,375 8,000 —	30,000 5,000 —	$ $	7,190 900 —
Eric K Smith Senior Vice President	2004 2003 2002	$ $ $	150,577 132,500 132,000		$ $ $	47,125 17,500 35,500	30,000 1,250 10,938	$ $ $	9,060 7,198 4,455

(1)
Executive officers of the company also received indirect compensation in the form of certain perquisites and other personal benefits. The amount of such benefits received in the fiscal year by each named executive officer did not exceed the lesser of either $50,000 or 10% of the executive's annual salary and bonus.

(2)
In 2004, Mr. Shepherd received $6,000, Mr. Duncan received $6,500, and Mr. Godwin received $5,500 in directors' fees in addition to their base salaries.

(3)
In 2003, Mr. Shepherd received $4,100, Mr. Duncan received $3,900, and Mr. Godwin received $4,400 in directors' fees in addition to their base salaries.

(4)
In 2002, Mr. Shepherd, Mr. Duncan, and Mr. Godwin each were paid $3,400 in directors' fees in addition to their base salaries.

(5)
Represents matching 401(k) contributions.

Employment Agreements

        We do not have employment agreements with our officers.

The Bank of Georgia 401(k) Plan

        Our bank adopted a 401(k) plan covering all employees with more than 1,000 hours of service who have attained the age of 21. The Bank of Georgia 401(k) Plan became effective on January 1, 2000. The plan permits eligible employees to make before-tax contributions to the plan through payroll deductions subject to the limits imposed under Federal tax law. We may also make matching contributions to the plan equal to the percentage of the participants contribution during a particular year. Our level of participation in the plan is determined annually by the board of directors. For the year ended 2004, we matched each participant's contribution up to a maximum of 6% of each participant's salary. The plan permits each participant to direct the investment of the assets in his individual account. Contributions by the participant are always 100% vested. Matching contributions by the Bank vest at the rate of 33% after 2 years of service, 66% after 3 years of service and 100% after 4 years of service. In general, participants may withdraw benefits upon termination of employment after attaining normal retirement age and upon termination of the plan. In addition, participants may withdraw their contributions if they terminate employment before attaining normal retirement age, attain normal retirement age but continue to work, become disabled, or incur a financial hardship.

Supplemental Executive Retirement Agreements

        The Bank is a party to supplemental executive retirement agreements with, respectively, Ira P. Shepherd, III, President, Rick A. Duncan, Executive Vice President, Malcolm R. Godwin, Executive Vice President, Eric K. Smith, Senior Vice President, and C. Lynn Gable, Senior Vice President. These agreements provide for supplemental retirement benefits. Generally, under each of these agreements, a maximum annual retirement benefit of $82,100 is payable if the executive remains in the employ of the Bank until a specific date designated in 2013 or if there is a change of control prior to that date. The annual benefit is payable in monthly installments over 15 years commencing with the executive's attainment of age 65 or, if later, his actual retirement date. Reduced benefits are payable in certain circumstances if the executive terminates employment earlier than the date designated in 2013 but only if the termination is a result of the executive's voluntary resignation or involuntary termination without cause or due to disability. These agreements represent unfunded obligations of the Bank and, as such, benefits are payable from its general assets; however, the Bank has purchased bank-owned life insurance to assist it in satisfying the obligations represented by these agreements.

Split Dollar Insurance Agreements

        In connection with acquiring the bank-owned life insurance, the Bank entered into split dollar insurance agreements with each of the executives identified above pursuant to which it has agreed to share the death benefit proceeds that become payable under the policies in lieu of providing pre-retirement death benefits under the supplemental executive retirement agreements. Under each agreement, the maximum death benefit payable on behalf of the executive is $750,000 if the executive's death occurs while employed or following a termination of employment that occurs after a change in control or becoming disabled. A reduced death benefit is payable in other circumstances if death occurs following a voluntary resignation or termination of employment without cause.

Option Grants in Last Fiscal Year

        Pursuant to Georgia Bancshares, Inc. 2001 Stock Incentive Plan, approved by our shareholders on March 1, 2001, we may grant options for up to 438,270 shares to our officers, directors, and employees. The following options were issued to named officers in 2004.

					Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term ($)
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year
			Exercise or Base Price (Dollars per Share)
				Expiration Date
					5%	10%
Ira P. Shepherd, III	35,000	17.5%	$14.30	02/19/2014	314,762	797,668
Rick A. Duncan	35,000	17.5%	$14.30	02/19/2014	314,762	797,668
C. Lynn Gable	30,000	15.0%	$14.30	02/19/2014	269,796	683,716
Malcolm R. Godwin	35,000	17.5%	$14.30	02/19/2014	314,762	797,668
Eric K. Smith	30,000	15.0%	$14.30	02/19/2014	269,796	683,716

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Unexercised Securities Underlying Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)(1)
	Shares Acquired on Exercise (#)
Name		Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ira P. Shepherd, III	0	0	61,478	48,586	$579,246.72	$127,236.20
Rick A. Duncan	0	0	81,007	48,586	$772,193.24	$127,236.20
C. Lynn Gable	0	0	1,250	33,750	$0.00	$21,000.00
Malcolm R. Godwin	0	0	82,092	48,586	$782,913.04	$127,236.20
Eric K. Smith	0	0	16,767	40,069	$144,809.40	$97,627.40

(1)
The values shown equal the difference between the exercise price of unexercised in-the-money options and the closing market price ($15.00) of the underlying common stock at December 31, 2004. Options are in-the-money if the fair market value of the common stock exceeds the exercise price of the option. There is no active trading market for our stock. However, based on the limited number of transactions of which we are aware, we believe the value of our stock was approximately $15.00 at December 31, 2004.

Equity Compensation Plan Information at December 31, 2004

        The following table provides information about options outstanding as of December 31, 2004 and options available to be granted in future years:

Plan Category	Number of Outstanding Options and Warrants	Weighted-Average Exercise Price of Outstanding Options and Warrants	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Options and Warrants Outstanding)
Equity compensation plans approved by stockholders	949,487	$7.44	76,025	(1)
Equity compensation plans not approved by stockholders	0	—	—

	949,487	$7.44	76,025

(1)
This represents the number of current options available to be granted in future years under the 2001 Plan.

Compensation Committee Interlocks and Insider Participation

        During 2004, the Compensation Committee of the Board of Directors of the Company reviewed the compensation of Messrs. Shepherd, Duncan, Gable, Godwin and Smith. Although Mr. Shepherd participated in deliberations regarding other executive officers, Mr. Shepherd did not participate in any decisions regarding his own compensation as an executive officer.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

        Under rules established by the SEC, the Company is required to provide certain information with respect to compensation provided to the Company's President and Chief Executive Officer and other executive officers. The SEC regulations require a report setting forth a description of the Company's executive compensation policy in general and the considerations that led to the compensation decisions affecting Messrs. Shepherd, Duncan, Gable, Godwin and Smith. In fulfillment of this requirement, the Board of Directors and Compensation Committee have prepared the following report for inclusion in this proxy statement.

        The fundamental policy of the Company's compensation program is to offer competitive compensation and benefits for all employees, including the President and Chief Executive Officer and the other officers of the Company, to compete for and retain talented personnel who will lead the Company in achieving levels of financial performance that enhance shareholder value. The Company's executive compensation consists of three core components: salary, annual cash bonus and long-term compensation through the granting of stock options. The Company also provides matching 401(k) contributions and other customary perquisites to its executive officers.

Salary

        The Compensation Committee sets base salaries for the Company's executive officers annually. With respect to all executive officers other than the Chief Executive Officer, the Compensation Committee considers Mr. Shepherd's recommendations and assessment of each officer's performance, his or her tenure and experience in his or her respective positions, and internal comparability considerations. The Compensation Committee also has available and considers information provided by its independent consultants about the compensation and benefits paid by similar bank holding companies for comparable executive positions. The Compensation Committee attempts to achieve an appropriate balance between base salary, cash bonuses, and long-term equity incentives for all of its executive officers. The Compensation Committee did not assign relative weights to the factors considered in setting these salaries, cash bonuses and long-term equity incentives.

Annual Incentive Compensation

        Annual incentive compensation for 2004, paid in the form of a cash bonus during the first quarter of 2005, was based on the Company's 2004 financial results, including targets with respect to net operating income, and growth in total assets. Cash bonuses were granted by the Compensation Committee to Mr. Shepherd and the executive officers, and the Compensation Committee set a range of bonuses (based on a percentage of salary) for all officers and employees including the executive officers, within which range Mr. Shepherd and the executive officers determined bonuses based on individual performance. Bonuses for executive officers were 37.8% of base salaries.

Stock Options and Restricted Stock Awards

        During 2004, options to acquire 200,275 shares of common stock were awarded under the 2001 Plan, including options to acquire 165,000 shares of common stock awarded to the named executive officers by the Compensation Committee.

Chief Executive Officer Compensation

        The Compensation Committee met in executive session to set Mr. Shepherd's base salary and long-term equity incentives for 2004, and met in a subsequent executive session in February, 2005 to award his 2004 cash bonus payable in March, 2005. The Compensation Committee considers objective measurements of business performance, the accomplishment of strategic and financial objectives, the development of management talent within the Company, and other matters relevant to the short-term and the long-term success of the Company and the enhancement of shareholder value in the broadest sense. The Compensation Committee has available, and considers, information provided by its independent compensation consultants about the various components of compensation and benefits paid by comparable bank holding companies to their Chief Executive Officers. The Compensation Committee's chairman communicates the results of the Compensation Committee's evaluation of all these factors to Mr. Shepherd.

        Based upon this evaluation, the Compensation Committee, subject to ratification by the independent members of the board, establishes Mr. Shepherd's compensation, including base salary, performance bonuses, and awards under annual and long-term incentive plans.

        This report is respectfully submitted by the Compensation Committee of the Board of Directors.

Donnie H. Russell, Chairman
Arlie C. Aukerman
Dale K. Geeslin

Director Compensation

        The Company and the Bank paid directors' fees of $500 for each monthly meeting attended in January through December 2004. Directors were also paid a $150 fee for each of our bank committee meetings attended during the year ended December 31, 2004.

Security Ownership of Certain
Beneficial Owners and Management

Principal Shareholders

        On March 25, 2005, the Company had 464 shareholders of record. The following table lists the persons who, to our best knowledge, beneficially owned 5% or more of the Company's outstanding shares of common stock as of that date. According to rules adopted by the Securities and Exchange Commission, a "beneficial owner" of securities has or shares the power to vote the securities or to direct their investment. Unless otherwise indicated, each person is the record owner of, and has sole voting and investment power with respect to, his or her shares. The number of issued and outstanding shares used to calculate the percentage of total ownership for a given individual or group includes any shares covered by the option(s) issued to that individual or group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Arlie C. Aukerman 2319 Lovejoy Road Lovejoy, GA 30250	190,112		6.40%
Rick A. Duncan 115 Anna Lane Fayetteville, GA 30215	158,718	(1)	5.18%
Malcolm R. Godwin 114 Middleton Drive Peachtree City, GA 30269	162,748	(2)	5.31%
Thomas G. Sellmer 101 Swanson Ridge Peachtree City, GA 30269	165,032	(3)	5.40%

(1)
Includes 93,874 shares subject to exercisable options and warrants.

(2)
Includes 94,959 shares subject to exercisable options and warrants.

(3)
Includes 81,250 shares subject to exercisable options and warrants.

Stock Owned by Management

        The following table shows how much common stock in the company is owned by our directors and named executive officers as of March 25, 2005.

Name	Number of Shares Beneficially Owned(1)		Percentage of Total(2)
Directors and Director Nominees:
Arlie C. Aukerman	190,112		6.40%
Joseph S. Black	133,922	(3)	4.40%
Rick A. Duncan	158,718	(4)	5.18%
Dale K. Geeslin	58,910	(5)	1.96%
Malcolm R. Godwin	162,748	(6)	5.31%
W. Robert Hancock, Jr.	64,845	(7)	2.16%
Vincent M. Rossetti	129,688	(8)	4.28%
Donnie H. Russell	123,075	(9)	4.06%
Thomas G. Sellmer	165,032	(10)	5.40%
Ira Pat Shepherd, III	114,658	(11)	3.76%
Enrico A. Stanziale	117,412	(12)	3.87%
James H. Webb, Jr.	82,073	(13)	2.72%
Named Executive Officers who are not Directors:
C. Lynn Gable	29,768	(14)	1.00%
Eric K. Smith	45,908	(15)	1.53%

(1)
Includes shares for which the named person

•
has sole voting and investment power,

•
has shared voting and investment power with a spouse or other person,

•
holds in an IRA or other retirement plan program, unless otherwise indicated in the footnotes,

•
has the right to acquire within 60 days.

(2)
Determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options.

(3)
Includes 68,359 shares subject to exercisable options and warrants.

(4)
Includes 93,874 shares subject to exercisable options and warrants.

(5)
Includes 29,299 shares subject to exercisable options and warrants.

(6)
Includes 94,959 shares subject to exercisable options and warrants.

(7)
Includes 29,217 shares subject to exercisable options and warrants.

(8)
Includes 58,594 shares subject to exercisable options and warrants.

(9)
Includes 58,594 shares subject to exercisable options and warrants.

(10)
Includes 81,250 shares subject to exercisable options and warrants.

(11)
Includes 74,345 shares subject to exercisable options and warrants.

(12)
Includes 58,594 shares subject to exercisable options and warrants.

(13)
Includes 41,037 shares subject to exercisable options and warrants.

(14)
Includes 7,500 shares subject to exercisable options and warrants.

(15)
Includes 27,314 shares subject to exercisable options and warrants.

Meetings and Committees of the Board of Directors

        During the year ended December 31, 2004, the board of directors of the Company and the board of directors of the Bank held 12 meetings. All of the directors of the Company and the Bank attended at least 75% of the aggregate of such board meetings.

        Under the corporate governance principles adopted by our board of directors, each director is expected to attend all annual shareholders' meetings. We recognize that occasionally conflicts may arise that will prevent a director from attending an annual shareholders' meeting. However, each director should make every reasonable effort to keep such absences to a minimum. Eight directors attended the 2004 annual meeting of shareholders.

        Our board of directors has implemented a process for shareholders of the company to send communications to the board. Any shareholder desiring to communicate with the board, or with specific individual directors, may so do by writing to the Secretary of the Company, at Georgia Bancshares, Inc., 100 Westpark Drive, Peachtree City, Georgia 30269. The secretary has been instructed by the board to promptly forward all such communications to the addressees indicated thereon.

        The Company's board of directors has appointed a number of committees, including an audit and compensation committee. The audit committee is composed of Messrs. Geeslin, Stanziale, Sellmer and Rossetti. Each of these members is considered "independent" under Rule 4350 of the National Association of Securities Dealers' listing standards. The board also has determined that Mr. Geeslin is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission. The audit committee met seven times in 2004.

        The audit committee has the responsibility of reviewing internal audit and compliance reports, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor's audit plans, and reviews with the independent auditors the results of the audit and management's responses. The audit committee adopted a formal written charter on March 18, 2004, a copy of which was attached to last year's proxy statement as Appendix A. The audit committee reports its findings to the board of directors.

Report of the Audit Committee of the Board

        The report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates the information contained in the report by reference, and shall not be deemed filed under such acts.

        The audit committee has reviewed and discussed with management the audited financial statements. The audit committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61. The audit committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees") and has discussed with the independent auditors the independent auditor's independence from the company and its management. In reliance on the reviews and discussions referred to above, the audit committee recommended to the company's board of directors that the audited financial statements be included in the company's Annual Report and referenced on SEC Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC.

        The report of the audit committee is included herein at the direction of its members, Messrs. Geeslin, Stanziale, Sellmer and Rossetti.

Independent Registered Public Accountants

        Porter Keadle Moore, LLP (PKM) was selected in April 2004 to serve as our independent auditors for the year ended December 31, 2004. The following tables show the fees that the Company paid or accrued for the audit and other services provided by PKM for the fiscal years ended December 31, 2004 and 2003:

Audit Fees

        During the period covering the year ended December 31, 2004, Porter Keadle Moore, LLP performed the following professional services:

Description	2004	2003
Audit Fees(1)	$60,700	$0
Audit-Related Fees(2)	500	0
Tax Fees(3)	13,400	0
All Other Fees(4)	0	0

Total	$74,600	$0

(1)
This category includes the aggregate fees billed for professional services rendered by Porter Keadle Moore, LLP for the audit of the Company's consolidated financial statements and for the timely interim reviews of quarterly condensed consolidated financial statements included in periodic reports filed with the SEC, plus out-of-pocket expenses.

(2)
This category includes fees billed for professional services rendered by Porter Keadle Moore, LLP associated with consultation concerning Sarbanes-Oxley Section 404 compliance.

(3)
This category includes the aggregate fees billed for tax services rendered by Porter Keadle Moore, LLP. These services consisted primarily of tax compliance and tax consultations services

(4)
This category includes the aggregate fees billed for all other services, exclusive of the fees disclosed above, rendered by Porter Keadle Moore, LLP.

The audit committee has concluded that the non-audit service provided by PKM are compatible with maintaining the independence of PKM.

Oversight of Accountants; Approval of Accounting Fees

        Under the provisions of its charter, the audit committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor's audit plans, and reviews with the independent auditors the results of the audit and management's responses. The audit committee has adopted pre-approval policies and procedures for audit and non-audit services. The pre-approval process requires all services to be performed by our independent auditor to be approved in advance, regardless of amount. These services may include audit services, audit related services, tax services and other services. For the year ended December 31, 2004, 100% of the fees paid to PKM were pre-approved.

Other Committees

        We have adopted a Nominating and Corporate Governance charter, a copy of which was attached to last year's proxy statement. The Board of Directors appoints the nominating committee. The committee typically consists of not less than three directors. The nominating committee has the principal function of recommending to the Board of Directors nominees for election as directors. The current members of the nominating committee are Messrs. Hancock, Stanziale, and Webb, each of whom is considered to be independent under NASDAQ rules.

        For directors previously elected by shareholders to serve on the Board and whose terms of service are expiring, the nominating committee considers whether to recommend to the Board the nomination of those directors for re-election for another term of service. The nominating committee also considers whether to recommend to the Board the nomination of persons to serve as directors whose nominations have been recommended by shareholders.

        Any shareholder may recommend the nomination of any person to serve on the Board. Our policy is to require a shareholder to submit the name of the person to the secretary of the Company in writing between 30 and 60 days prior to the meeting; provided, however, that if less than 31 days' notice of the meeting is given to shareholders, the notice must be delivered within 10 days following the day on which notice of the meeting was mailed to shareholders. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (v) the consent of each nominee to serve as a director of the company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

        The nominating committee considers a number of factors in determining whether to recommend to the Board the nomination of any person for election as a director. While no single factor is determinative, the following factors are considered by the nominating committee in considering any potential nominee:

  (i)
  Whether the candidate possesses significant contacts within our market area and the ability to generate additional business for the Company;

  (ii)
  Whether the candidate qualifies as an independent director under the Company's guidelines;

  (iii)
  The extent to which the candidate contributes to the diversity of the Board in terms of background, specialized experience, age and race;

  (iv)
  The candidate's management experience in complex organizations and experience in dealing with complex business problems;

  (v)
  The candidate's other commitments, such as employment and other board positions;

  (vi)
  Whether the candidate would qualify under the Company's guidelines for membership on the Audit Committee or the Nominating Committee; and

  (vii)
  Whether the candidate complies with any minimum qualifications or restrictions set forth in our bylaws.

        The Board of Directors also considers the foregoing criteria in determining whether to nominate any person for election by the shareholders.

        In determining whether to nominate any person for election by the shareholders, the Board assesses the appropriate size of the Board of Directors, consistent with the bylaws of the Company, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Board will consider various potential candidates for director recommended by the nominating committee. Candidates may come to the attention of the nominating committee or Board through a variety of sources including, but not limited to, current members of the Board, shareholders, or other persons. The nominating committee and Board of Directors consider properly submitted recommendations by shareholders who are not directors, officers, or employees of the Company on the same basis as candidates recommended by any other person.

        The Company does not pay a third party to assist in identifying and evaluating candidates.

Performance Graph

        The following Performance Graph compares the yearly percentage change in the cumulative total shareholder return on our common stock to the cumulative total return on the Nasdaq Composite (U.S.) Index and the SNL South OTC-BB and Pink Sheet Bank Index from June 3, 2002 through the last trading day of each succeeding fiscal year through December 31, 2004. The Performance Graph assumes reinvestment of dividends, where applicable.

Georgia Bancshares, Inc.

	Period Ending
Index
	06/03/02	12/31/02	06/30/03	12/31/03	06/30/04	12/31/04
Georgia Bancshares, Inc.	100.00	177.08	182.29	195.31	161.46	195.31
NASDAQ Composite	100.00	85.71	104.41	129.23	132.38	141.06
SNL South OTC-BB and Pink Banks	100.00	105.03	117.82	140.62	151.92	164.08

Source: SNL Financial LC, Charlottesville, Virginia

Certain Relationships and Related Transactions

Interests of Management and Others in Certain Transactions

        Some of our directors, officers, principal shareholders and their associates were customers of, or had transactions with, the Company or its subsidiaries in the ordinary course of business during 2004. Some of our directors are directors, officers, trustees or principal securities holders of corporations or other organizations that also were customers of, or had transactions with, the Company or its subsidiaries in the ordinary course of business during 2004.

        All outstanding loans and other transactions with our directors, officers and principal shareholders were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, when made, did not involve more than the normal risk of collectability or present other unfavorable features. In addition to banking and financial transactions, the Company and its subsidiaries may have had additional transactions with, or used products or services of, various organizations with which directors of the Company and its subsidiaries were associated. The amounts involved in these non-credit transactions have not been material in relation to the business of the Company, its subsidiaries or such other organizations. We expect that the Company and its subsidiaries will continue to have similar transactions in the ordinary course of business with such individuals and their associates in the future.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

        As required by Section 16(a) of the Securities Exchange Act of 1934, our directors, and executive officers and certain other individuals are required to report periodically their ownership of our common stock and any changes in ownership to the SEC. Based on a review of Forms 3, 4, and 5 and any representations made to us, it appears that all such reports for these persons were filed in a timely fashion during 2004.

Code of Ethics

        We have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, and principal accounting officer. The Code of Ethics is available without charge upon request by contacting our Secretary in writing at Georgia Bancshares, Inc., 100 Westpark Drive, Peachtree City, Georgia 30269.

Shareholder Proposals for the 2006 Annual Meeting of Shareholders

        If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2006 annual meeting, they must deliver a written copy of their proposal to our principal executive offices no later than December 16, 2005. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials.

        Any shareholder proposal to be made at an annual meeting, but which is not requested to be included in our proxy materials, must comply with our bylaws. Proposals must be delivered to the secretary of the company between 30 and 60 days prior to the annual meeting; provided, however, that if less than 31 days' notice of the meeting is given to shareholders, the notice must be delivered within 10 days following the day on which notice of the meeting was mailed to shareholders.

Other Shareholder Communications

        Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, and delivering it to the Corporate Secretary of the Company at the address of the Company's principal office at 100 Westpark Drive, Peachtree City, Georgia 30269. The recipient will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

April 14, 2005

PROXY SOLICITED FOR ANNUAL MEETING
OF SHAREHOLDERS OF
GEORGIA BANCSHARES, INC.
To be held on May 11, 2005

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned hereby constitutes and appoints Ira P. Shepherd, III and Dale K. Geeslin, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of Common Stock of Georgia Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held at the company's office located at 100 Westpark Drive, Peachtree City, Georgia 30269, on May 11, 2005 at 4:30 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "for" Proposal No. 1 to elect the four identified Class II directors to serve on the board of directors.

1.
PROPOSAL to elect the four identified Class II directors.

Malcolm R. Godwin William R. Hancock, Jr.	Vincent M Rossetti Donnie H. Russell
☐	FOR all nominees listed (except as marked to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below).

Dated:	, 2005

Signature of Shareholder(s)
Dated:	, 2005

Signature of Shareholder(s)

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

QuickLinks

Voting Information
Proposal No. 1: Election of Directors
Compensation of Directors and Executive Officers
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Security Ownership of Certain Beneficial Owners and Management
Meetings and Committees of the Board of Directors
Report of the Audit Committee of the Board
Performance Graph
Certain Relationships and Related Transactions
Compliance with Section 16(a) of the Securities Exchange Act of 1934
Code of Ethics
Shareholder Proposals for the 2006 Annual Meeting of Shareholders